Exhibit 16


                         [Grant Thornton LLP Letterhead]


Securities and Exchange Commission
Washington, DC 20549


We were previously the independent certified public accountants for River Valley Bancorp (the "Registrant"), and on February 16, 2000, we reported on the consolidated financial statements of the Registrant as of and for the three years ended December 31, 1999. On May 18, 2000, we were dismissed as independent certified public accountants of the Registrant.

We have read the Registrant's statements included under Item 4 of its Form 8-K dated May 23, 2000, and we agree with such statements.



GRANT THORNTON LLP
/s/ Grant Thornton LLP

Cincinnati, Ohio
May 23, 2000